Exhibit 99.1

Heritage Reports Third Quarter 2023 Results

Tampa, FL – November 2, 2023: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported third quarter of 2023 financial results.

Third Quarter 2023 Result Highlights

•

Third quarter net loss of $7.4 million or ($0.28) per diluted share improved from net loss of $48.2 million or ($1.83) per diluted share in the prior year quarter, primarily driven by an increase in net premiums earned, higher net investment income, and lower net losses incurred.

•	Gross premiums earned of $337.0 million, up 9.4% from $308.0 million in the prior year quarter.

•	Net loss ratio of 74.4%, an improvement of 23.2 points from 97.6% in the prior year quarter.

•	Net expense ratio of 36.4%, an increase of 0.7 points from 35.7% in the prior year quarter.

•	Net combined ratio of 110.8%, an improvement of 22.5 points from 133.3% in the prior year quarter.

•	G&A expense rate increased slightly, predominantly due to investment in systems to drive future efficiencies and speed to market.

•	Continued successful exposure management with Florida personal lines policies-in-force intentionally declining by 16.0%, as compared to the prior year period.

“Our policyholders, agents, and employees were affected by two catastrophic events this quarter. In early August, wildfires on the island of Maui caused devastating losses, followed by Hurricane Idalia in the Florida panhandle at the end of the month,” said Heritage CEO Ernie Garateix. “Our policyholders and employees affected by these events remain in our thoughts and we are steadfast in our commitment to fair and timely claims handling,” Garateix emphasized.

“Despite challenges in the property insurance space, including social and actual inflation, increased frequency and severity of catastrophic events, and rising reinsurance costs, I’m encouraged to report a substantial improvement in our financial position and strides toward sustained profitability. Our management team continues to drive exposure management, strengthen underwriting criteria, and work toward rate adequacy throughout our book of business. These strategic efforts are showing promising results as we have seen positive outcomes despite the catastrophe weather experienced during the quarter. Our average premium across the book of business continues to rise meaningfully, reflecting the ongoing focus on profitability.” Garateix concluded, “We are in the business of catastrophe risk, and our results this quarter were impacted accordingly. Nonetheless, we maintain our focus on appropriate risk management and high-quality service for our customers. Weather events underscore the importance of our role, and we are prepared to support our clients and communities as we all work toward recovery.”

Strategic Profitability Initiatives

The following provides an update to the Company’s strategic initiatives that are expected to enable Heritage to achieve consistent long-term quarterly earnings and drive shareholder value. The Supplemental Information table included in this earnings release demonstrates progress made on these initiatives compared to the third quarter 2022.

•	Generate underwriting profit though rate adequacy and more selective underwriting.

•

Continued significant rating actions throughout the book of business resulting in an increase in average premium per policy throughout the book of 25.5% compared to the third quarter of 2022 and 5.1% from the second quarter of 2023.

•

Premiums-in-force of $1.3 billion were up 8.4% from the prior year quarter, while policy count was down 13.6%, driven by continued underwriting efforts to manage exposure for personal residential business while selectively growing the Company’s commercial residential business. Continued strategic tightening of underwriting criteria led to a temporary decline in new business, particularly in over-concentrated or underpriced markets. This proactive measure is pivotal for long-term portfolio health and risk management, especially in geographies with higher catastrophe risk.

•	Allocate capital to products and geographies that maximize long-term returns.

•

Strategically increased Florida commercial residential premiums-in-force by 75.3% over the prior year quarter while total insured value (“TIV”) for that product increased 30.9% and policies in force increased by only 9.5%.

•

Reduction of policy count for the Florida personal lines product to continue goal of improving the quality of the book of business. Policies in force for Florida personal lines business intentionally declined by 16.0% as compared to the prior year period and 4.2% from the second quarter of 2023.

•	This disciplined underwriting approach resulted in a policy count reduction from the prior year quarter of 12.6% in other states with only a 1.1% decrease in premiums-in-force.

•	Maintain a balanced and diversified portfolio.

•	Even with the substantial increase in commercial residential business, no state represents over 26.5% of the Company’s TIV.

•	The top four states grew TIV by an average of 0.6% while the smallest five states grew TIV by 24.5%.

•	As a result of diversification efforts, the top five personal lines states represented 71.7% of all TIV at third quarter 2023 compared to 72.2% of all TIV at third quarter 2022.

•

Florida’s TIV increased by 1.8%, a result of intentional growth in the Company’s commercial residential product offerings and the adoption of inflation guard, which ensures accurate replacement cost values across all business sectors. This was partly offset by a reduction in Florida personal lines policies compared to the previous year’s quarter. TIV outside of Florida accounted for 73.5% of the entire portfolio, a slight decrease from 74.8% in the third quarter of 2022. This change was driven by ongoing exposure management in personal lines business across the portfolio and selective expansion of Florida’s commercial lines business.

•	Provide coverage suitable to the market and return targets.

•	Selective use of Excess & Surplus lines (“E&S”) premium-in-force in California, Florida, and South Carolina.

•	Continue to evaluate other strategic states for E&S products.

Capital Management

Heritage’s Board of Directors has decided to continue its suspension of the quarterly dividend to shareholders. The Board of Directors will continue to evaluate dividend distribution and stock repurchases on a quarterly basis. No shares of common stock were repurchased during the quarter.

Results of Operations

The following table summarizes results of operations for the three and nine months ended September 30, 2023 and 2022 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change		2023	2022	Change
Total Revenue	$186,300	$165,493	12.6%		$548,532	$487,872	12.4%
Net (loss) income	$(7,424)	$(48,240)	(84.6)%		$14,363	$(166,864)	(108.6)%
(Loss) earnings per share	$(0.28)	$(1.83)	(84.7)%		$0.55	$(6.29)	(108.7)%
Book value per share	$5.65	$4.54	24.4%		$5.65	$4.54	24.4%
Return on equity	(19.0)%	(129.4)%	110.4	pts	13.6%	(96.6)%	110.2	pts
Underwriting summary
Gross premiums written	$309,510	$304,501	1.6%		$1,016,378	$952,981	6.7%
Gross premiums earned	$336,976	$307,959	9.4%		$984,012	$891,539	10.4%
Ceded premiums	$(160,335)	$(148,266)	8.1%		$(464,539)	$(420,645)	10.4%
Net premiums earned	$176,641	$159,693	10.6%		$519,473	$470,894	10.3%
Ceded premium ratio	47.6%	48.1%	(0.5	)pts	47.2%	47.2%	0.0	pts
Ratios to Net Premiums Earned:
Loss ratio	74.4%	97.6%	(23.2	)pts	64.6%	84.4%	(19.8	)pts
Expense ratio	36.4%	35.7%	0.7	pts	35.7%	36.3%	(0.6	)pts
Combined ratio	110.8%	133.3%	(22.5	)pts	100.2%	120.7%	(20.5	)pts

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

Third Quarter 2023 Results

•

Third quarter net loss of $7.4 million or $(0.28) per diluted share, an improvement from a net loss of $48.2 million or ($1.83) per diluted share in the prior year quarter. This improvement is attributable to growth of 10.6% in net premiums earned, an increase of 137.8% in net investment income, and a reduction of 15.7% in net losses and LAE. It was partly offset by elevated policy administration and general and administrative costs, largely due to the increase in gross premiums written over the prior year quarter and operational investments, culminating in a lower combined ratio compared to the same period last year.

•

Premiums-in-force of $1.3 billion, represented an 8.4% increase from third quarter 2022 due to continued proactive rate increases across the entire portfolio and underwriting actions, despite an intentional policy count reduction of approximately 74,000 policies. Premiums-in-force were also favorably impacted by strategic growth of the Company’s commercial residential product and use of inflation guard across all products.

•

Gross premiums written were $309.5 million, up 1.6% from $304.5 million in the prior year quarter, reflecting a strategic and substantial increase in Florida commercial residential lines business and a higher average premium per policy throughout the book of business, partly offset by targeted exposure management. Gross premiums written for Florida personal lines business was up $5.8 million due to rate increases, despite a 16.0% reduction in policy count from the prior year quarter.

•

Gross premiums earned of $337.0 million, up 9.4% from $308.0 million in the prior year quarter, reflecting higher gross premiums written over the last twelve months driven by a higher average premium per policy and organic growth of the commercial residential business.

•	Net premiums earned of $176.7 million, up 10.6% from $160.0 million in the prior year quarter, reflecting higher gross premium earned outpacing the increase in ceded premiums for the quarter.

•	Ceded premium ratio of 47.6%, down 0.5 points from 48.1% in the prior year quarter driven by 9.4% growth in gross premiums earned outpacing the growth of ceded premiums of 8.1%.

•

Net loss ratio decreased to 74.4%, a 23.2 point decline from 97.6% in the same quarter last year reflecting higher net premiums earned and reduced net losses and LAE. The reduction in net losses and LAE improved largely due to diminished weather and attritional losses. Net weather losses for the current accident year were $51.6 million, a decrease from $63.8 million in the previous year’s quarter. Catastrophe losses remained consistent at $40.0 million, with this quarter’s losses attributed to the Maui wildfire and Hurricane Idalia and prior year quarter’s losses from Hurricane Ian. Other weather losses totaled $11.5 million, showing a reduction from the prior year quarter amount of $23.8 million. Additionally, the net loss ratio experienced an impact from net unfavorable loss development of $793,000, a deviation from the net favorable $1.0 million development in the third quarter of 2022.

•

The net expense ratio was 36.4% in third quarter 2023, up 0.7 points from the prior year quarter amount of 35.7%, driven by higher general and administrative costs mostly related to software and associated costs with the implementation of a new claims system aimed at driving future efficiencies.

•	Net combined ratio of 110.8%, improved 22.5 points from 133.3% in the prior year quarter, driven by a lower net loss ratio as described above.

•

Net investment income, inclusive of realized investment losses and unrealized losses on equity securities, was $6.5 million in third quarter 2023, up from $2.9 million in the prior year quarter reflecting actions to align the investments with the yield curve.

•

Effective tax rate was 38.3% compared to 2.2% in the prior year quarter, driven by the impact of changes to a valuation allowance which is updated quarterly, as well as permanent differences in relation to projected annual pre-tax income or loss. The valuation allowance relates to tax elections made by Osprey Re, the Company’s captive reinsurer domiciled in Bermuda. For the current year quarter, the valuation allowance decreased, while for the prior year quarter, the valuation allowance was established.

Supplemental Information:

Policies-in-force:	Q3 2023	Q3 2022	% Change
Florida	158,914	188,383	(15.6)%
Other States	308,683	352,989	(12.6)%

Total	467,597	541,372	(13.6)%

Premiums-in-force:
Florida	$681,067,580	$569,589,537	19.6%
Other States	665,351,760	672,812,875	(1.1)%

Total	$1,346,419,340	$1,242,402,412	8.4%

Total Insured Value:
Florida	$104,654,005,306	$102,784,056,201	1.8%
Other States	290,916,611,744	304,657,398,158	(4.5)%

Total	$395,570,617,050	$407,441,454,359	(2.9)%

Book Value Analysis

Book value per share of $5.65 at September 30, 2023, was up 10.1% from fourth quarter 2022 and 24.4% from third quarter 2022. The increase from the comparable quarter of 2022 is primarily attributable to year-to-date net income through the third quarter of 2023 as well as a reduction in unrealized losses on the Company’s fixed income securities portfolio from the third quarter of 2022. The unrealized losses are unrelated to credit risk but due to the rising interest rate environment during 2022 and 2023.

Book Value Per Share

	As Of
	September 30, 2023	December 31, 2022	September 30, 2022
Numerator:
Common stockholders’ equity	$151,386	$131,039	$117,697
Denominator:
Total Shares Outstanding	$26,796,586	$25,539,433	$25,898,930

Book Value Per Common Share	5.65	5.13	4.54

Conference Call Details:

Friday, November 3, 2023 – 9:00 a.m. ET

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	September 30, 2023	December 31, 2022
	(unaudited)
ASSETS
Fixed maturities, available-for-sale, at fair value	$651,520	$635,572
Equity securities, at fair value	1,739	1,514
Other investments, net	11,745	16,484

Total investments	665,004	653,570
Cash and cash equivalents	228,848	280,881
Restricted cash	9,733	6,691
Accrued investment income	3,725	3,817
Premiums receivable, net	80,256	92,749
Reinsurance recoverable on paid and unpaid claims, net	727,435	805,059
Prepaid reinsurance premiums	403,684	306,977
Income tax receivable	14,872	12,118
Deferred income tax asset, net	16,092	16,841
Deferred policy acquisition costs, net	104,098	99,617
Property and equipment, net	32,418	25,729
Right-of-use lease asset, finance	18,214	20,132
Right-of-use lease asset, operating	7,166	7,335
Intangibles, net	44,101	49,575
Other assets	13,060	11,509

Total Assets	$2,368,706	$2,392,600

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$971,321	$1,131,807
Unearned premiums	688,872	656,641
Reinsurance payable	282,663	199,803
Long-term debt, net	122,066	128,943
Advance premiums	33,706	26,516
Accrued compensation	8,611	6,594
Lease liability, finance	20,903	22,557
Lease liability, operating	8,439	8,690
Accounts payable and other liabilities	80,739	80,010

Total Liabilities	$2,217,320	$2,261,561

Stockholders’ Equity:
Common stock, $0.0001 par value	3	3
Additional paid-in capital	336,829	334,711
Accumulated other comprehensive loss, net of taxes	(49,719)	(53,585)
Treasury stock, at cost	(130,900)	(130,900)
Retained deficit	(4,827)	(19,190)

Total Stockholders’ Equity	151,386	131,039

Total Liabilities and Stockholders’ Equity	$2,368,706	$2,392,600

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Other Comprehensive (Loss) Income

(Amounts in thousands, except share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
REVENUES:
Gross premiums written	$309,510	$304,501	$1,016,378	$952,981
Change in gross unearned premiums	27,466	3,458	(32,366)	(61,442)

Gross premiums earned	336,976	307,959	984,012	891,539
Ceded premiums	(160,335)	(148,266)	(464,539)	(420,645)

Net premiums earned	176,641	159,693	519,473	470,894
Net investment income	6,867	2,887	19,048	7,050
Net realized losses and impairment losses	(379)	(3)	(49)	(121)
Other revenue	3,171	2,916	10,060	10,049

Total revenues	186,300	165,493	548,532	487,872
EXPENSES:
Losses and loss adjustment expenses	131,397	155,849	335,495	397,409
Policy acquisition costs, net	42,427	39,194	124,202	115,826
General and administrative expenses, net	21,911	17,758	61,022	54,947
Goodwill and intangible asset impairment	—	—	767	91,959

Total expenses	195,735	212,801	521,486	660,141

Operating (loss) income	(9,435)	(47,308)	27,046	(172,269)
Interest expense, net	2,591	2,027	8,211	5,750

(Loss) income before income taxes	(12,026)	(49,335)	18,835	(178,019)

(Benefit) provision for income taxes	(4,602)	(1,095)	4,472	(11,155)

Net (loss) income	$(7,424)	$(48,240)	$14,363	$(166,864)

OTHER COMPREHENSIVE (LOSS) INCOME
Change in net unrealized (losses) gains on investments	(4,494)	(17,471)	4,664	(65,403)
Reclassification adjustment for net realized investment losses	379	3	390	121
Income tax benefit (expense) related to items of other comprehensive (loss) income	970	4,089	(1,188)	15,282

Total comprehensive (loss) income	$(10,569)	$(61,619)	$18,229	$(216,864)

Weighted average shares outstanding
Basic	26,698,806	26,369,265	25,941,422	26,536,700

Diluted	26,698,806	26,369,265	25,980,931	26,536,700

(Loss) earnings per share
Basic	$(0.28)	$(1.83)	$0.55	$(6.29)
Diluted	$(0.28)	$(1.83)	$0.55	$(6.29)

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.3 billion of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to the expected positive impact of our strategic initiatives on our future financial results, including focus on profitability through rating action and selective underwriting, capital allocation, exposure management and strategic reduction of policy count in certain geographies; impact of rate increases, including the ability to mitigate the expected impact of increased reinsurance costs through rate adjustments; ability to achieve consistent long-term sustainable growth and long-term quarterly earnings and drive shareholder value; continued increase in average premium per policy; future dividend payments and stock repurchases; our ability to maintain a balanced and diversified portfolio; and expectations regarding our fixed income investment portfolio. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, labor availability and the conflict between Russia and Ukraine; the impact of new federal and state regulations that affect the property and casualty insurance market; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on March 13, 2023, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor

Investor Contact:

Kirk Lusk

Chief Financial Officer

klusk@heritagepci.com

investors@heritagepci.com

Mike Houston and Zack Mukewa

Lambert

HRTG@lambert.com